Exhibit 5.2

March 28, 2012

To:	CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC V7B 1A3

Canada

Dear Sirs,

We have acted as English counsel to CHC Helicopter S.A., a société anonyme organized under the laws of Luxembourg (the “Issuer”), and to the entities listed on Appendix I (the “Relevant Entities”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Issuer and the Relevant Entities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $1,100,000,000 aggregate principal amount of 9.250% Senior Secured Notes due 2020 (the “Exchange Notes”) and the issuance by the Relevant Entities of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be issued under an Indenture dated as of October 4, 2010 (as supplemented by the First Supplemental Indenture dated as of February 20, 2012, the “Indenture”), among the Issuer, the Guarantors (as such term is defined in the Indenture), HSBC Corporate Trustee Company (UK) Limited, as collateral agent, and The Bank of New York Mellon, as trustee. The Exchange Notes will be offered by the Issuer in exchange for $1,100,000,000 aggregate principal amount of its outstanding 9.250% Senior Secured Notes due 2020 that were issued on October 4, 2010.

1.	Interpretation

(a)	In this opinion, “Opinion Documents” means the Indenture and the Exchange Notes (including the Exchange Guarantees).

(b)	Headings used in this opinion are for ease of reference only and shall not affect its interpretation.

2.	Documents Examined and Searches

In connection with this opinion, we have examined electronic scanned copies of the following documents:

(a)	the executed Opinion Documents;

(b)	the minutes of a meeting of the Board of Directors of each Relevant Entity held on September 30, 2010;

(c)	the certificate of incorporation of each Relevant Entity; and

(d)	the articles of association of each Relevant Entity in force as at March 27, 2012.

We have also carried out a company search in respect of each Relevant Entity on March 27, 2012 at the Companies Registry and made a telephone enquiry on March 27, 2012 at the Central Registry of Winding Up Petitions at the High Court in London in respect of each Relevant Entity. Such searches and enquiries revealed no record of any administration or winding up petition having been presented in respect of any Relevant Entity. We have assumed that the information disclosed by such searches and enquiries is accurate, complete and up-to-date, however, these searches and enquiries do not necessarily reveal the up-to-date position.

We have examined the documents identified in this paragraph 2 and all other documents we deemed necessary to render this opinion. We have not examined any other documents or records or made any other searches or enquiries relating to the Relevant Entities or the transactions contemplated by the Opinion Documents.

3.	Applicable Law

This opinion relates only to English domestic law as at the date of this opinion and not to its conflict of laws rules. We have not investigated, and express no opinion concerning, the laws of any jurisdiction other than England and Wales. This opinion is governed by English Law.

4.	Assumptions

In giving this opinion we have assumed that:

(a)	all signatures are genuine;

(b)	all documents submitted to us as originals are complete and authentic;

(c)	all documents submitted to us as copies conform to original documents which were complete and authentic;

(d)	each Relevant Entity executing the Opinion Documents executed signature pages after receipt by them of the final and complete version of the relevant agreement and duly authorised the attachment of such signature pages to the final version of the agreement and the delivery of such agreement;

(e)	except for documents to which the Issuer or a Relevant Entity is a party, no amendment or supplement has been made to any document submitted to or examined by us (or to the original document where we have examined a copy) and the Opinion Documents accurately record all terms agreed between the parties;

(f)	the resolutions in the minutes referred to in paragraph 2(b) were passed at properly convened, constituted and conducted meetings of directors of the Relevant Entities at which all constitutional, statutory and other formalities were observed; such resolutions are in full force and effect; the minutes are a true record of the proceedings at the meetings; and each of the Opinion Documents has been executed on behalf of the Relevant Entities that are party to it by the persons authorised by the relevant minutes referred to in paragraph 2(b);

(g)	the articles of association referred to in paragraph 2(d) were up-to-date as at the dates stated;

(h)	each of the parties to the Opinion Documents (other than the Relevant Entities) has all necessary capacity, power and authority to execute and enter into and to exercise its rights and perform its obligations under the Opinion Documents and that each such party has duly authorised and executed the Opinion Documents;

(i)	each of the Opinion Documents is the legal, valid and binding obligation of the parties to each such document under the laws of the State of New York (by which the Opinion Documents are expressed to be governed);

(j)	each of the Opinion Documents have been unconditionally delivered by the Relevant Entities that are party to it and is not subject to any escrow or similar arrangement;

(k)	no Relevant Entity was insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (or equivalent legislation in its jurisdiction of incorporation) at the time of entry into any of the Opinion Documents and no Relevant Entity was or became, or will be or become, as a result of entering into the Opinion Documents or the transactions contemplated by them, insolvent or unable to pay its debts within the meaning of that section;

(l)	no step has been taken to liquidate or wind up any of the Relevant Entities or to commence any other bankruptcy or insolvency proceeding relating to any of the Relevant Entities or appoint a receiver, administrator or like officer in respect of it or any of its assets and no voluntary arrangement has been proposed in respect of any of the Relevant Entities;

(m)	in entering into the Opinion Documents, each party was and is acting as principal, in good faith and for the purpose of carrying on its business and there are reasonable grounds for believing that exercising its rights and assuming its obligations under the Opinion Documents is in the best interests of such party and, in the case of each Relevant Entity, will promote the success of such Relevant Entity for the benefit of its members as a whole;

(n)	no proceedings have been instituted or injunction granted against any of the Relevant Entities to restrain it from entering into or performing any of its obligations under the Opinion Documents and the Opinion Documents have not been entered into by any party in connection with money laundering or any other unlawful activity;

(o)	all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it have been complied with with respect to any Opinion Document and that any party to any of the Opinion Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied with and will comply with the requirements of such regulatory authority in connection with the issue, sale or offering of the Exchange Notes;

(p)	the issue of the Exchange Notes will not cause any limit on borrowings to which any Relevant Entity is subject (other than any such limit in its articles of association) to be exceeded;

(q)	any foreign law which may apply with respect to the Relevant Entities, the Opinion Documents or the transactions contemplated thereby would not affect any of the conclusions stated in this opinion; and

(r)	the statements made by the directors in the certificate of directors of each of the Relevant Entities examined by us are true and correct.

5.	Opinions

Based upon and subject to the foregoing and to the qualifications and limitations set out below, we are of the opinion that:

(a)	each of the Relevant Entities has been duly incorporated and is validly existing under the laws of England and Wales with full power, authority and capacity to carry on its business and own its properties within any limits stated in its respective articles of association;

(b)	each Relevant Entity has the corporate power, authority and capacity to execute and deliver the Opinion Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it thereunder; and

(c)	each of the Opinion Documents has been duly and validly approved, signed and executed on behalf of the Relevant Entities party thereto.

This opinion is limited to the matters expressly stated in this paragraph 5 and does not extend to any other matters.

6.	Qualifications

This opinion is qualified by and subject to:

(a)	Any limitations arising from bankruptcy, insolvency, liquidation, administration, reorganisation or similar laws affecting the rights of creditors generally.

(b)	No opinion is given as to matters of fact and we have assumed that there are no facts which would affect the conclusions given in this opinion.

(c)	We express no opinion as to compliance or otherwise with any regulatory, issuance of securities, insider dealing or similar law including, without limitation, the Financial Services and Markets Act 2000 (and any related regulations or legislation).

7.	Reliance

(a)	This opinion letter is given for your benefit in connection with the Opinion Documents.

(b)	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Yours faithfully,

/s/ Simpson Thacher & Bartlett

Simpson Thacher & Bartlett

APPENDIX 1

Relevant Entities

Heli-One Holdings (UK) Limited

Heliworld Leasing Limited

Management Aviation Limited

North Denes Aerodrome Limited